Exhibit 99.1

For Further Information: R. Troy Dewar, CFA Director, Investor Relations
(203) 740-5610
Press Release	tdewar@photronics.com

Photronics Reports Second Quarter Fiscal 2018 Results

•	Second quarter 2018 revenue was $130.8 million, up 6% sequentially and 21% year-over-year

•	High-end IC revenue surged 83% year-over-year on strong demand from Asia foundries

•	Net income attributable to Photronics, Inc. shareholders was $10.7 million ($0.15 per diluted share)

•	Third quarter 2018 guidance: revenue between $128 and $136 million with diluted EPS between $0.12 and $0.18

BROOKFIELD, Conn. May 22, 2018 (Globe Newswire) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2018 second quarter ended April 29, 2018.

Second quarter revenue was $130.8 million, increases of 6% sequentially and 21% compared with the same quarter prior year. Integrated circuit (IC) revenue was $102.3 million, up 7% sequentially and 24% compared with last year. Flat panel display (FPD) revenue was $28.5 million, up 3% sequentially and 11% compared with last year.

Net income attributable to Photronics, Inc. shareholders was $10.7 million ($0.15 per diluted share), compared with $5.9 million ($0.09 per diluted share) for the first quarter of 2018 and $1.8 million ($0.03 per diluted share) for the second quarter of 2017.

"Performance strengthened again in the second quarter, continuing the sequential revenue growth of the past four quarters,” said Peter Kirlin, chief executive officer. “High-end IC was especially strong year-over-year, up 83%. Sequentially, IC continued to improve in both logic and memory, as customers, particularly Asia foundries, released new designs. High-end FPD was down slightly on soft AMOLED demand, but mainstream improved due to growth in LTPS LCD displays. Operating margin improved with the growth in revenue, although tempered slightly by higher operating expenses. Minority interest increased due to strong earnings from our Taiwan JV, and a foreign exchange gain contributed to the bottom line, resulting in net income of $10.7 million. We ended the quarter with a cash balance of $321 million, which will be very important as we anticipate a ramp of capital expenditures later this year for our new facilities in China.”

Third Quarter 2018 Guidance

For the third quarter of 2018, Photronics expects revenue to be between $128 million and $136 million, and net income attributable to Photronics, Inc. shareholders to be between $0.12 and $0.18 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Tuesday, May 22, 2018. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.